Exhibit 99.1

Southwest Gas Holdings, Inc. Announces 2021 Earnings

Operating Margin Increased $83 Million Versus Prior Year

Includes Combined Rate Relief Across Arizona, Nevada and California that Provided $61 Million of Incremental Operating Margin in 2021

Integration of Accretive MountainWest Acquisition On Track

Centuri Delivers Record Revenues of $2.2 Billion

Announces Decision to Separate Centuri

LAS VEGAS, March 1, 2022 – Southwest Gas Holdings, Inc. (NYSE: SWX) reported consolidated earnings of $3.39 per diluted share and adjusted consolidated earnings of $4.17 per diluted share for 2021, compared to consolidated and adjusted consolidated earnings of $4.14 per diluted share for 2020. Consolidated net income was $200.8 million and adjusted consolidated net income was $246.8 million for 2021, compared to adjusted consolidated net income of $232.3 million for 2020.

•	The natural gas distribution segment had net income of $187.1 million and adjusted net income of $190.9 million in 2021, compared to net income and adjusted net income of $159.1 million in 2020.

•	The utility infrastructure services segment had net income of $40.4 million and adjusted net income of $61.9 million in 2021, compared to net income and adjusted net income of $74.9 million in 2020.

“Transformational investments in 2021 positioned us to deliver sustained stockholder value and growth enterprise-wide,” said John P. Hester, President and Chief Executive Officer. “Our natural gas distribution segment, Southwest Gas, serving one of the fastest growing economic regions in the United States, added over 37,000 customers in 2021. Our strong, collaborative relationships with our state regulatory commissions contributed to near record growth in revenues and rate base in 2021, and we continue to grow Southwest Gas’ customers, rate base, EBITDA and net income. Our recent acquisition of MountainWest provides a complementary and compelling suite of high-return assets, with unique strength and stability, that are both commercially and geographically adjacent to our regulated utility operations. We are confident that we can continue to deliver significant value for stockholders and reliable, affordable and clean energy across our service territories.”

“We have grown Centuri into a leading, high-growth utility infrastructure services company that is uniquely positioned to benefit from the surge in infrastructure spending throughout the country,” Mr. Hester continued. “Our recent acquisition of Riggs Distler transforms Centuri by adding capabilities to support the 5G datacom buildout, offshore wind and other renewable energy transition programs. In October 2021, Riggs Distler was selected to work on a large-scale offshore wind energy project, the largest in New York to date, growing its portfolio of work in emerging clean energy technologies.”

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“Across all of our businesses, we are actively working to support the energy transition. In addition to the many opportunities at Centuri, Southwest Gas is advancing its sustainability initiatives and ongoing low-carbon projects, while MountainWest has numerous attractive opportunities with renewable natural gas, responsibly sourced natural gas, hydrogen and CO2 transportation,” said Mr. Hester.

During the fourth quarter of 2021, consolidated net income was $69.9 million, or $1.15 per diluted share, and adjusted consolidated net income was $98 million, or $1.61 per diluted share, compared to $103.5 million, or $1.82 per diluted share, for the fourth quarter of 2020. Quarterly results for 2021 included a $3 million, or $0.05 per share, increase in income from COLI investments, while the prior-year quarter included COLI-related income of $8.2 million, or $0.14 per share.

Natural Gas Distribution Segment Results

Full Year 2021

Southwest Gas increased its operating margin $83 million year-over-year, including $13 million from continued customer growth, as 37,000 first-time meter sets were added in 2021, and $61 million of incremental operating margin from combined rate relief in 2021. Regulatory account recoveries benefitted operating margin in both periods, in addition to margin from customers outside of decoupling mechanisms. Southwest Gas also benefitted from increased collection of late fees due to the lifting of the pandemic-period moratorium on these fees.

Operations and maintenance expense increased $32 million, or 8%, year-over-year primarily due to higher legal-claim related costs including a $5 million legal reserve, higher levels of service-related pension costs ($6.9 million), collective increases in customer service-related and information technology costs, including staffing, training, and stabilization costs associated with a new customer information system implemented in May 2021 ($8.7 million) to improve the customer experience, expenditures for pipeline damage prevention programs ($5.5 million) to support our growing infrastructure and customer base, and higher reserves for customer accounts deemed uncollectible.

Depreciation and amortization expense increased $18 million, or 8%, year-over-year primarily due to a $559 million, or 7%, increase in average gas plant in service in 2021. The increase in gas plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure, as well as a new customer information system noted above. Amortization related to regulatory account recoveries increased $3.5 million year-over-year, which is offset by an increase in operating margin noted above. Taxes other than income taxes increased $16.9 million, or 27%, year-over-year primarily due to an increase in property taxes in Arizona, and to a lesser extent, in Southwest Gas’ California and Nevada jurisdictions.

Other income increased $2 million year-over-year. Non-service-related components of employee pension and postretirement benefit cost in this category decreased $6 million year-over-year. The current year also includes a $1.1 million increase in interest income compared to the prior year. Offsetting these impacts were reductions ($4.7 million) in the equity portion of the allowance for funds used during construction (“AFUDC”) due to the impact short-term borrowings have on AFUDC. Both years experienced returns on Company Owned Life Insurance (“COLI”) policies that were significantly higher than expected ($8.8 million in 2021 and $9.2 million in 2020).

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Net interest deductions decreased $3.6 million year-over-year, primarily due to the receivable position of the Purchased Gas Adjustment (“PGA”) mechanism balance in 2021, in addition to amortization of an interest-related regulatory balance in Arizona. These decreases were partially offset by the impacts of debt-related AFUDC in 2021.

The $6.4 million decrease in income tax expense in 2021 compared to 2020 primarily reflects changes in Arizona and California state apportionment percentages and additional amortization of excess accumulated deferred income taxes (“EADIT”). Both years reflect that COLI-related earnings are recognized without tax consequences.

Fourth Quarter

Natural gas distribution segment net income increased to $84.6 million for the fourth quarter of 2021 compared to $79.6 million for the fourth quarter of 2020. Results reflect a COLI cash surrender value increase of $3 million in the fourth quarter of 2021, compared to an increase of $8.2 million in the fourth quarter of 2020.

Southwest Gas increased its operating margin $20 million quarter-over-quarter. Approximately $3 million of incremental margin was attributable to customer growth from 37,000 first-time meter sets during the last twelve months, while combined rate relief added approximately $15 million of margin. The Company also benefitted from enhanced regulatory account recoveries, margin from customers outside of decoupling mechanisms, and late fees due to the lifting of the pandemic-period moratorium on such fees.

Operations and maintenance expense increased $7 million between comparative fourth quarters primarily due to higher levels of service-related pension costs ($1.7 million), increased customer-related and information technology costs ($5.1 million), and expenditures for pipeline damage prevention programs associated with a growing infrastructure and customer base. Depreciation and amortization expense increased $4.3 million quarter-over-quarter primarily due to an increase in average gas plant in service since the corresponding quarter a year ago.

Other income decreased $4 million quarter-over-quarter primarily due to a decline in the level of income associated with COLI policies. The current quarter reflects a $3 million increase in COLI policy cash surrender values, while the prior-year quarter reflected an $8.2 million increase. Amounts associated with AFUDC decreased $1.3 million in the current period. Offsetting these combined impacts is a $1.5 million decrease in non-service-related components of employee pension and other postretirement benefit costs between quarters.

Utility Infrastructure Services Segment Results

Full Year 2021

Revenues increased $210.4 million, or 11%, including $163.8 million recorded by Riggs Distler subsequent to its acquisition on August 27, 2021. Revenues from electric infrastructure services increased $113.4 million in 2021 when compared to the prior year, of which $108 million was recorded by Riggs Distler. Included in the incremental electric infrastructure services revenues overall during 2021 was $65.3 million from emergency restoration services performed by Linetec and Riggs Distler following hurricane, tornado, and other storm damage to customers’ above-ground utility infrastructure in and around the Gulf Coast and eastern regions of the U.S., compared to $81.5 million in the prior year. The current year also includes approximately $118 million in incremental revenues, including $20 million

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recorded by Riggs Distler, from continued growth with gas infrastructure services customers under master service and bid agreements, partially offset by reduced work with two significant customers during 2021 (totaling $76.9 million), due to the mix of projects under each customer’s multi-year capital spending programs.

Utility infrastructure services expenses increased $226 million (including $14 million of professional fees related to the acquisition of Riggs Distler), or 13%, between 2021 and 2020. The increase overall includes $144.9 million incurred by Riggs Distler subsequent to the acquisition, as well as incremental costs related to electric infrastructure services work and costs necessary for the completion of additional gas infrastructure work. Higher fuel costs, equipment rental expense, and subcontractor expenses were also incurred due to the mix of work and in support of growth in our electric infrastructure business. Expenses in relation to revenues, and therefore, profit margins, can be impacted by inefficiencies from equipment and facility utilization and under-absorption of other fixed costs, which occurred due to the reduced work from the two large customers noted above. Also included in total Utility infrastructure services expenses were general and administrative costs, which increased approximately $22.6 million year-over-year, including $14 million of acquisition-related professional fees previously noted and $9.3 million of general and administrative costs incurred by Riggs Distler subsequent to the acquisition. Other administrative costs increased due to the growth in the business, but were offset by lower incentive compensation expense in 2021 as compared to 2020. Gains on sale of equipment (reflected as an offset to Utility infrastructure services expenses) were approximately $6.9 million and $1.8 million in 2021 and 2020, respectively.

Depreciation and amortization expense increased $20.9 million between 2021 and 2020, of which $16.8 million was recorded by Riggs Distler subsequent to the acquisition. The remaining increase was attributable to equipment and computer systems purchased to support the growing volume of infrastructure work. Depreciation expense, relative to the revenues recorded, was generally consistent during 2021 compared to 2020.

Other income increased $1.3 million in 2021 attributable to proceeds from life insurance policies of $1.8 million, partially offset by $700,000 of unamortized loan fees that were expensed in connection with Centuri’s debt refinancing.

The increase in net interest deductions of $11.7 million is primarily due to incremental interest related to outstanding borrowings under Centuri’s $1.545 billion amended and restated secured revolving credit and term loan facility in conjunction with the acquisition of Riggs Distler.

Income tax expense decreased $12.4 million between 2021 and 2020, primarily due to reduced pre-tax income in 2021. Certain costs related to the Riggs Distler acquisition were non-deductible for U.S. federal income tax purposes, which impacted the recorded income tax expense during 2021.

Fourth Quarter

Utility infrastructure services segment net income was $7.6 million for the fourth quarter of 2021 and $23.9 million for the fourth quarter of 2020.

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Utility infrastructure revenues increased $94 million in the fourth quarter of 2021 when compared to the prior-year quarter, including $114.3 million from Riggs Distler. The fourth quarter of 2021 included $7.4 million from emergency restoration services performed by Linetec and Riggs Distler; however, the same quarter of 2020 included $25.6 million in similar services performed by Linetec.

Utility infrastructure services expenses increased $97 million compared to the prior-year quarter, and also included $102.4 million in expenses recorded by Riggs Distler subsequent to the acquisition. Higher fuel costs and equipment rental expense are reflected in expenses due to the mix of work completed and in support of growth in our infrastructure business. Expenses for other types of work were lower in the fourth quarter of 2020 due to a reduction in the amount of work being performed.

Depreciation and amortization increased $12.1 million compared to the prior-year quarter primarily attributable to expense recorded by Riggs Distler. Net interest deductions increased $9.4 million due to incremental borrowings associated with the Riggs Distler acquisition. Income tax expense declined $8.0 million due to lower pre-tax income.

Conference Call and Webcast

Southwest Gas will host a conference call on Wednesday, March 2, 2022, at 1 p.m. ET to discuss its fourth quarter and full year 2021 results. The associated press releases and presentation slides are available at https://investors.swgasholdings.com/investor-overview.

The call will be webcast live on the Company’s website at www.swgasholdings.com. The telephone dial-in numbers in the U.S. and Canada are toll free: (877) 419-3678 or international: (614) 610-1910. The conference ID is 7668616. The webcast will be archived on the Southwest Gas website.

Outlook for 2022

On March 1, 2022, the Company announced that its Board of Directors has unanimously decided to separate Centuri from the Company. The separation is expected to occur within the next 9 to 12 months. The separation will be effected with the goal of maximizing value for Southwest Gas stockholders. Details of the separation, including structure, will be publicly disclosed following the Company’s finalization of its separation plans.

In connection with the decision to separate Centuri, and the uncertainty of associated costs and timing, management is not providing EPS guidance at this time and is replacing its prior guidance with the following expectations for 2022:

Natural Gas Distribution Segment

•	Net income of $200 million to $210 million, which includes COLI earnings of $3 million to $5 million.

•	Capital expenditures of $650 million to $700 million, in support of customer growth, system improvements, and pipe replacement programs.

•	Five-year utility rate base compound annual growth rate of 7% (2022 – 2026).

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MountainWest

•	2022 revenue of $240 million to $245 million.

•	Run rate EBITDA margin of 68% to 72% (excluding non-recurring integration costs).

•	Accretive to earnings in 2022 on a run rate basis.

Utility Infrastructure Services Segment

•	Revenues for 2022 are expected to be $2.65 billion to $2.80 billion.

•	Normalized EBITDA margin of 11% to 12% (excluding non-recurring separation costs).

Southwest Gas Holdings currently has three business segments:

Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.

MountainWest operates over 2,000 miles of highly contracted, FERC-regulated interstate natural gas pipeline providing transportation and underground storage services in the Rocky Mountain region.

Centuri Group, Inc. is a strategic infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2022. In addition, the statements under the heading “Outlook for 2022” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, whether we will separate Centuri within the anticipated timeframe and the impact to our results of operations and financial position from the separation, the potential for, and the impact of, a credit rating downgrade, the costs to integrate MountainWest, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, the cost and management attention of ongoing litigation that the Company is currently engaged in, the effects of the pending tender offer and proxy contest brought by Carl Icahn and his affiliates, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future

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operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, EBITDA as a percentage of revenue, and interest expense will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto, including with regard to Riggs Distler or MountainWest. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Non-GAAP Measures. This earnings release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP measures include (i) adjusted consolidated earnings per diluted share, (ii) adjusted consolidated net income, (iii) natural gas distribution segment adjusted net income, (iv) utility infrastructure services segment adjusted net income, and (v) corporate and administrative adjusted net loss. Management uses these non-GAAP measures internally to evaluate performance and in making financial and operational decisions. Management believes that its presentation of these measures provides investors greater transparency with respect to its results of operations and that these measures are useful for a period-to-period comparison of results. Management also believes that providing these non-GAAP financial measures helps investors evaluate the Company’s operating performance, profitability, and business trends in a way that is consistent with how management evaluates such performance. Adjusted consolidated net income for the three months and year ended December 31, 2021 includes adjustments to add back expenses related to the MountainWest acquisition and expenses related to the ongoing proxy contest and related stockholder litigation. Management believes that it is appropriate to adjust for expenses related to the MountainWest acquisition because they are one-time expenses that will not recur in future periods. Management believes it is appropriate to adjust for expenses related to the proxy contest and related stockholder litigation because of these matters are unique and outside of the ordinary course of business for the Company. In addition, utility infrastructure adjusted net income and adjusted consolidated net income include adjustments associated with acquisition-related costs and partial-year net loss related to the Riggs Distler acquisition.

Management also uses the non-GAAP measure of operating margin related to its natural gas distribution operations. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined by management as gas operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (The included Southwest Gas Holdings, Inc. Consolidated Earnings Digest provides reconciliations for these non-GAAP measures.)

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We do not provide a reconciliation of forward-looking Non-GAAP Measures to the corresponding forward-looking GAAP measure due to our inability to project special charges and certain expenses.

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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST

(In thousands, except per share amounts)

	Year Ended December 31,
	2021	2020
Consolidated Operating Revenues	$3,680,451	$3,298,873
Net Income applicable to Southwest Gas Holdings	$200,779	$232,324
Weighted Average Common Shares	59,145	55,998
Basic Earnings Per Share	$3.39	$4.15
Diluted Earnings Per Share	$3.39	4.14
Reconciliation of Gross margin to Operating Margin (Non-GAAP measure)
Utility Gross Margin	$570,325	$528,730
Plus:
Operations and maintenance (excluding Admin & General) expense	267,160	243,723
Depreciation and amortization expense	253,398	235,295

Operating Margin	$1,090,883	$1,007,748

	Three Months Ended December 31,
	2021	2020
Consolidated Operating Revenues	$1,084,427	$914,080
Net Income applicable to Southwest Gas Holdings	$69,943	$103,544
Weighted Average Common Shares	60,647	56,934
Basic Earnings Per Share	$1.15	$1.82
Diluted Earnings Per Share	$1.15	$1.82
Reconciliation of Gross margin to Operating Margin (Non-GAAP measure)
Utility Gross Margin	$178,135	$173,876
Plus:
Operations and maintenance (excluding Admin & General) expense	72,689	60,962
Depreciation and amortization expense	65,710	61,430

Operating Margin	$316,534	$296,268

Reconciliation of non-GAAP financial measures of Adjusted net income (loss) and Adjusted diluted earnings per share and their comparable GAAP measures of Net income (loss) and Diluted earnings (loss) per share. Note that the comparable GAAP measures are also included in Note 13 - Segment Information in the Company’s December 31, 2021 Form 10-K. Prior periods are not presented below as comparable non-GAAP adjustments were not applicable in comparable periods of the prior year.

Amounts in thousands, except per share amounts

	Three Months
	Ended	Year Ended
Reconciliation of Net income to non-GAAP measure of Adjusted net income
Net income applicable to Natural Gas Distribution (GAAP)	$84,551	$187,135
Plus:
Legal reserve, net of tax	—	3,800

Adjusted net income applicable to Natural Gas Distribution	$84,551	$190,935

Net income applicable to Infrastructure Services (GAAP)	$7,623	$40,420
Plus:
Riggs Distler transaction costs, net of tax	—	11,663
Riggs Distler interim operations loss, interest and other, net of tax	7,300	9,837

Adjusted net income applicable to Infrastructure Services	$14,923	$61,920

Net loss - Corporate and administrative (GAAP)	$(22,231)	$(26,776)
Plus:
Questar Pipelines transaction costs, net of tax	17,329	17,329
Proxy contest and shareholder litigation, net of tax	3,421	3,421

Adjusted net loss applicable to Corporate and administrative	$(1,481)	$(6,026)

Net income applicable to Southwest Gas Holdings (GAAP)	$69,943	$200,779
Plus:
Legal reserve, net of tax	—	3,800
Riggs Distler transaction costs, net of tax	—	11,663
Riggs Distler interim operations loss, interest and other, net of tax	7,300	9,837
Questar Pipelines transaction costs, net of tax	17,329	17,329
Proxy contest and shareholder litigation, net of tax	3,421	3,421

Ongoing net income applicable to Southwest Gas Holdings	$97,993	$246,829

Weighted average shares - diluted	60,795	59,259
Earnings per share
Diluted earnings per share	$1.15	$3.39

Adjusted consolidated earnings per diluted share	$1.61	$4.17

For investor information, contact:	For media information, contact:

Boyd Nelson	Sean Corbett

(702) 876-7237	(702) 876-7219

boyd.nelson@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC.

SUMMARY UNAUDITED OPERATING RESULTS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Results of Consolidated Operations
Contribution to net income - gas distribution	$84,551	$79,550	$187,135	$159,118
Contribution to net income - utility infrastructure services	7,623	23,926	40,420	74,862
Corporate and administrative	(22,231)	68	(26,776)	(1,656)

Net income	$69,943	$103,544	$200,779	$232,324

Basic earnings per share	$1.15	$1.82	$3.39	$4.15

Diluted earnings per share	$1.15	$1.82	$3.39	$4.14

Weighted average common shares	60,647	56,934	59,145	55,998
Weighted average diluted shares	60,795	57,034	59,259	56,076
Results of Natural Gas Distribution
Gas operating revenues	$451,214	$374,490	$1,521,790	$1,350,585
Net cost of gas sold	134,680	78,222	430,907	342,837

Operating margin	316,534	296,268	1,090,883	1,007,748
Operations and maintenance expense	109,570	102,815	438,550	406,382
Depreciation and amortization	65,710	61,430	253,398	235,295
Taxes other than income taxes	20,209	15,953	80,343	63,460

Operating income	121,045	116,070	318,592	302,611
Other income (deductions)	343	4,357	(4,559)	(6,590)
Net interest deductions	26,297	25,996	97,560	101,148

Income before income taxes	95,091	94,431	216,473	194,873
Income tax expense	10,540	14,881	29,338	35,755

Contribution to net income - gas distribution	$84,551	$79,550	$187,135	$159,118

FINANCIAL STATISTICS

Market value to book value per share at quarter end	143%
Twelve months to date return on equity — total company	7.1%
— gas distribution	7.8%
Common stock dividend yield at quarter end	3.4%
Customer to employee ratio at quarter end (gas distribution segment)	945 to 1

NATURAL GAS DISTRIBUTION SEGMENT

Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Arizona	$1,930,612	7.03%	9.10%
Southern Nevada	1,325,236	6.52	9.25
Northern Nevada	154,966	6.75	9.25
Southern California	285,691	7.11	10.00
Northern California	92,983	7.44	10.00
South Lake Tahoe	56,818	7.44	10.00
Great Basin Gas Transmission Company (1)	135,460	8.30	11.80

(1)	Estimated amounts based on 2019/2020 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS

	Year Ended December 31,
(In dekatherms)	2021	2020	2019
Residential	76,810,460	80,067,973	81,838,973
Small commercial	31,050,963	29,316,352	33,322,111
Large commercial	9,490,130	9,124,202	9,932,641
Industrial / Other	5,104,137	5,315,357	4,255,086
Transportation	94,955,200	98,327,608	100,798,916

Total system throughput	217,410,890	222,151,492	230,147,727

HEATING DEGREE DAY COMPARISON

Actual	1,627	1,764	1,908
Ten-year average	1,637	1,672	1,693

Heating degree days for prior periods have been recalculated using the current period customer mix.